UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–A /A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CHATTEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-0156300
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1715 WEST 38TH STREET CHATTANOOGA, TENNESSEE	37409
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (423) 821-4571

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: PREFERRED STOCK PURCHASE RIGHTS

Chattem, Inc. (the “Company”) hereby amends the following items, exhibits or other portions of our Form 8-A filed with the Securities and Exchange Commission on February 1, 2000, as set forth below. The Company and SunTrust Bank, Atlanta, as rights agent (the “Rights Agent”), have entered into the First Amendment dated as of December 21, 2009 to the Rights Agreement between the Company and the Rights Agent, dated as of January 27, 2000.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Item 1 of the Form 8-A filed by the Company on February 1, 2000 is hereby amended and supplemented by adding the following:

On December 20, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among sanofi-aventis, a French société anonyme (“Parent”), River Acquisition Corp., a Tennessee corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which (i) Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of the Company, without par value, together with the associated Company Rights (as defined in the Merger Agreement), at the purchase price per share of $93.50 as specified in the Merger Agreement (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), and (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), pursuant to which each outstanding share of Common Stock shall be converted into the right to receive the Offer Price, except for shares of Common Stock to be canceled pursuant to the terms of the Merger Agreement.

In connection with the Merger Agreement and the transactions contemplated thereby, the Company amended the Rights Agreement (the “Amendment”) to provide that (i) none of Parent, Merger Sub or their Subsidiaries, Affiliates or Associates (each as defined in the Rights Agreement) shall be an Acquiring Person (as defined in the Rights Agreement) under the Rights Agreement by reason of the adoption, approval, execution, delivery, announcement or consummation of the transactions contemplated by the Merger Agreement (an “Exempt Event”), (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (each as described in the Rights Agreement) shall occur by reason of an Exempt Event, (iii) neither a “Section 11(a)(ii) Event” nor a “Section 13 Event” (each as described in the Rights Agreement) shall occur by reason of an Exempt Event, and (iv) the definition of “Final Expiration Date” has been amended to mean the earlier of (1) 5:00 P.M. Chattanooga, Tennessee time on May 30, 2010 or (2) immediately prior to the effective time of the Merger.

The Amendment also provides that if for any reason the Merger Agreement is terminated in accordance with its terms, the Amendment will be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of the Amendment.

The Amendment, which is filed as an exhibit hereto, is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

ITEM 2.	EXHIBITS

Exhibit No.	Description

1.	Rights Agreement, dated as of January 27, 2000, between Chattem, Inc. and SunTrust Bank, Atlanta, as rights agent, including all exhibits thereto, incorporated herein by reference to the Company’s Form 8-A filed with the Securities and Exchange Commission on February 1, 2000.

2.	First Amendment to the Rights Agreement, dated as of December 21, 2009 between Chattem, Inc. and SunTrust Bank, Atlanta, as rights agent.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

December 22, 2009

CHATTEM, INC.

By:	/s/ THEODORE K. WHITFIELD, JR.
Name:	Theodore K. Whitfield, Jr.
Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.	Rights Agreement, dated as of January 27, 2000, between Chattem, Inc. and SunTrust Bank, Atlanta, as rights agent, including all exhibits thereto, incorporated herein by reference to the Company’s Form 8-A filed with the Securities and Exchange Commission on February 1, 2000.

2.	First Amendment to the Rights Agreement, dated as of December 21, 2009 between Chattem, Inc. and SunTrust Bank, Atlanta, as rights agent.

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